                                                                  Exhibit 10(xx)


                        ST. PAUL FEDERAL BANK FOR SAVINGS
                          SUPPLEMENTAL RETIREMENT TRUST


         This Amended and Restated TRUST AGREEMENT (the "Trust Agreement") is made effective as of December 31, 1998, by and between St. Paul Federal Bank For Savings ("Bank"), as Settlor, its parent company, St. Paul Bancorp, Inc., a Delaware corporation ("Company"), as guarantor of Bank's obligations hereunder, and Alan J. Fredian, Jean C. Murray, O.P., Joseph C. Scully and Patrick J. Agnew, as trustees ("Trustee").

         WHEREAS, Bank maintains the St. Paul Federal Bank For Savings Supplemental Retirement Plan and Excess Benefit Plan (the "Supplemental Plan"), the St. Paul Federal Bank For Savings Survivor Death Benefit Plan (the "Death Benefit Plan"), and the St. Paul Federal Bank For Savings and St. Paul Bancorp, Inc. Nonqualified Retirement Plan for Directors (the Directors Plan") (each a "Plan"; collectively, the "Plans");

         WHEREAS, Bank established this Trust Agreement effective January 28, 1991, and has previously amended and restated this Trust Agreement effective as of November 1, 1997;

         WHEREAS, Bank has incurred liability under the Plans and may continue to incur liability under the terms of the Plans with respect to the individual participants in the Plans;

         WHEREAS, Bank has previously established a trust (hereinafter called the "Trust") and has contributed to the Trust assets that are held therein, subject to the claims of Bank's creditors in the event of Bank's Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plans;

         WHEREAS, Bank and Company desire to amend and restate this Trust Agreement, as hereinafter set forth;

         WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plans as unfunded plans maintained for the purpose of providing deferred compensation to a select group of management or highly compensated employees, for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended; and

         WHEREAS, it is the intention of Bank and Company to make an irrevocable contribution to the Trust on or before January 1, 1999, in an amount equal to the present value of benefits accrued under the Supplemental Plan and the Directors Plan as of December 31, 1998;

         WHEREAS, it is also the intention of Bank and Company provide Bank with a source of funds to assist in meeting its liabilities under the Death Benefit Plan.


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         NOW, THEREFORE, the parties do hereby continue the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 15.  Establishment of Trust

         (a) Bank has previously deposited with Trustee in trust $100, which was the initial principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

         (b) The Trust hereby established is irrevocable by Bank.

         (c) The Trust is intended to be a grantor trust, of which Bank is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

         (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Bank and shall be used exclusively for the uses and purposes of Plan participants and general creditors of Bank as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plans and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Bank and Company. Any assets held by the Trust will be subject to the claims of Bank's (and, as applicable, Company's) general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

         (e) Bank and/or Company shall make an irrevocable contribution to the Trust on or before January 1, 1999, in an amount equal to the present value of benefits accrued under the Supplemental Plan and the Directors Plan as of December 31, 1998. Bank and/or Company, in their sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

         Notwithstanding the foregoing, upon a Change in Control, Bank and/or Company shall, as soon as possible, but in no event longer than 30 days following the Change in Control, as defined herein, make an irrevocable contribution to the Trust in an amount that would be sufficient to pay all



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Plan participants and beneficiaries the benefits to which they would be entitled pursuant to the terms of the Plans, if all Plan participants were to terminate employment with Bank as of the date on which the Change in Control occurs. Following a Change in Control, Bank and/or Company shall fund the Trust on an ongoing basis by making regular irrevocable contributions to the Trust (not less often than monthly) as Plan participants continue to accrue benefits under the Plan. In addition, on or prior to the commencement of non-lump-sum distributions to any Plan participant or beneficiary, Bank and/or Company shall make an irrevocable contribution to the Trust in an amount equal to the present value of the expected future Plan payments to such participant or beneficiary.



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Section 16.  Payments to Plan Participants and Beneficiaries

         (a) Bank shall deliver to Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to Plan participants and their beneficiaries in accordance with such Payment Schedule. Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plans and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Bank.

         (b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by Bank or such party as it shall designate under the applicable Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in such Plan.

         (c) Bank may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. Bank shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Plan participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of any Plan, Bank shall make the balance of each such payment as it falls due. Trustee shall notify Bank where principal and earnings are not sufficient.

Section 17. Trustee Responsibility Regarding Payments to Trust Beneficiaries When Bank Is Insolvent

         (a) Trustee shall cease payment of benefits to Plan participants and their beneficiaries if Bank is Insolvent. Bank shall be considered "Insolvent" for purposes of this Trust Agreement if (i) Bank is unable to pay its debts as they become due, (ii) Bank is subject to a pending proceeding as a debtor under the United States Bankruptcy Code or (iii) Bank has been declared Insolvent by the Office of Thrift Supervision ("OTS") and/or the Federal Deposit Insurance Corporation ("FDIC") or their successors, and a receiver has been appointed in a proceeding conducted by the OTS or the FDIC.


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         (b) At all times during the continuance of this Trust, as provided in
Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Bank under federal and state law as set forth below.

         (i) The Board of Directors and the Chief Executive Officer of Bank shall have the duty to inform Trustee in writing of Bank's Insolvency. If a person claiming to be a creditor of Bank alleges in writing to Trustee that Bank has become Insolvent, Trustee shall independently determine whether Bank is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants and their beneficiaries.

         (ii) Unless Trustee has actual knowledge of Bank's Insolvency, or has received notice from Bank or a person claiming to be a creditor alleging that Bank is Insolvent, Trustee shall have no duty to inquire whether Bank is Insolvent. Trustee may in all events rely on such evidence concerning Bank's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Bank's solvency.

         (iii) If at any time Trustee has determined that Bank is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Bank's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants and their beneficiaries to pursue their rights as general creditors of Bank with respect to benefits due under the Plans or otherwise.

         (iv) Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Bank is not Insolvent (or is no longer Insolvent).

         (c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plans for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Bank in lieu of the payments provided for hereunder during any such period of discontinuance, the result increased by interest at a rate equal to the prime rate as from time to time in effect at the First National Bank of Chicago at the beginning of the month in which payments are discontinued, compounded annually on the amount delayed.



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Section 18.  Payments to Bank

         Bank shall have no right or power to direct Trustee to return to Bank or Company or to divert to others any of the Trust assets before all payments of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plans.

Section 19.  Investment Authority and Other Rights and Duties of Trustee

         Subject to the provisions of Section 6 of this Trust Agreement, Trustee shall invest the principal of the Trust and any earnings thereon in accordance with such investment objectives, policies and restrictions as Bank may from time to time prescribe, or, if Bank has appointed an investment manager to manage or direct the investment of some or all of the assets of the Trust, in accordance with the directions of such investment manager. Trustee shall have no duty to inquire into or review the aforesaid investment objectives, policies, or restrictions, or the investments made pursuant to the directions of an investment manager.

         Notwithstanding the discretion set forth above, in no event may Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by Bank or Company, other than a de minimis amount held in common investment vehicles in which Trustee invests.

         All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants.

         Subject to any restrictions or limitations set forth by Bank, Trustee shall have the following powers, rights and duties:

         (a) To invest and reinvest part or all of the trust fund in any real or personal property (including investments in any stocks, bonds, debentures, mutual fund shares, notes, commercial paper, treasury bills, options, commodities, futures contracts, partnership interests, venture capital investments, any common, commingled or collective trust funds or pooled investment funds, any interest bearing deposits held by any bank or similar financial institution, and any other real or personal property) and to diversify such investments so as to minimize the risk of large losses unless under the circumstances it is clearly prudent not to do so.

         (b) When directed by Bank, to apply for, pay premiums on and maintain in force on the lives of participants individual ordinary or individual or group term or universal life insurance policies or annuities ("policies") for the benefit of the participants on whose lives the policies are issued and containing such provisions as Bank may approve or direct; to acquire such a




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policy from an employer or from the participant on whose life the policy is issued, but only if Trustee pays, transfers or otherwise exchanges for the policy no more than the cash surrender value of the policy and the policy is not subject to a mortgage or similar lien which Trustee would be required to assume; and to have with respect to such policies all of the rights, powers, options, privileges and benefits unusually comprised in the term "incidents of ownership" and normally vested in an insured or owner of such policies.

         (c) To retain in cash such amounts as Trustee considers advisable and as are permitted by applicable law and to deposit any cash so retained in any depository (including any bank acting as trustee) which Trustee may select.

         (d) To manage, sell, insure and otherwise deal with all real and personal property held by Trustee on such terms and conditions as Trustee shall decide.

         (e) To vote stock and other voting securities personally or by proxy (and to delegate Trustee's powers and discretion with respect to such stock or other voting securities to such proxy), to exercise subscription, conversion and other rights and options (and make payments from the Trust in connection therewith), to take any action and to abstain from taking any action with respect to any reorganization, consolidation, merger, dissolution, recapitalization, refinancing and any other program or change affecting any property constituting a part of the Trust (and in connection therewith to delegate Trustee's discretionary power and to pay assessments, subscriptions and other charges from the Trust), to hold or register any property from time to time in Trustee's name or in the name of a nominee or to hold it unregistered or in such form that title shall pass by delivery and, with the approval of Bank to borrow from anyone, including any bank acting as Trustee, to the extent permitted by law, such amounts from time to time as Trustee considers desirable to carry out this Trust (and to mortgage or pledge all or part of the Trust security).

         (f) When directed by an investment manager, to acquire, retain or dispose of such investments as the investment manager directs in accordance with this Trust Agreement.

         (g) When directed by the Bank in accordance with the provisions of any Plan, to invest the assets of the Trust in accordance with the Bank's instructions.

         (h) To make payments from the Trust to provide benefits that have become payable under the Plans or that are required to be made to the creditors of Bank.



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         (i) To maintain in Trustee's discretion any litigation Trustee considers necessary in connection with the Trust.

         (j) To maintain records reflecting all receipts and payment under this Trust Agreement and such other records as Bank specifies and Trustee agrees to, which records may be audited from time to time by Bank or anyone named by Bank.

         (k) To report to Bank at such times as Bank may request, the then net worth of the Trust (that is, the fair market value of all assets of each of the investment funds and of any other assets of the Trust, less liabilities known to Trustee, other than liabilities to Plan participants and amounts payable from the Trust fund to creditors who are not entitled to benefits under the Plans) on the basis of such data and information as Trustee considers reliable.

         (l) To furnish periodic accounts to Bank for such periods as Bank may specify, showing all investments, receipts, disbursements and other transactions involving the Trust during the applicable period and the assets of each investment fund and any other assets of the Trust held at the end of that period.

         (m) To furnish Bank with such information in Trustee's possession as Bank may need for tax or other purposes.

         (n) To perform all other acts which in Trustee's judgment are appropriate for the proper management, investment and distribution of the Trust to the extent such duties have not been assigned to others as provided herein.

Section 20.  Disposition of Income

         During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

Section 21.  Accounting by Trustee

Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such


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specific records as shall be agreed upon in writing between Bank and Trustee.
Within 30 days following the close of each calendar quarter and within 30 days after the removal or resignation of Trustee, Trustee shall deliver to Bank a written account of its administration of the Trust during such quarter or during the period from the close of the last preceding accounting date to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

Section 22.  Responsibility of Trustee

         (a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Bank or any investment manager which is contemplated by, and in conformity with, the terms of the Plans or this Trust and is given in writing by Bank or such investment manager. In the event of a dispute between Bank and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute. Bank shall indemnify Trustee from any liability and expenses, including attorneys' fees, reasonably incurred by Trustee on account of actions taken by Trustee in accordance with such direction given by Bank or an investment manager, except that in no event shall Bank indemnify Trustee against any loss or expense incurred by reason of Trustee's own negligence or misconduct.

         (b) Trustee shall not be required to undertake or to defend on behalf of any person any litigation arising in connection with this Trust Agreement, unless it be first indemnified by Bank against its prospective costs, expenses and liabilities. Nothing in this paragraph, however, shall be construed as requiring Bank or any other person to indemnify or hold harmless Trustee in respect of any litigation to which Trustee is or may be made a party.

         (c) Trustee may consult with legal counsel (who may also be counsel for Bank generally) with respect to any of its duties or obligations hereunder.



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         (d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

         (e) Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein; provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against the policy.

         (f) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or pursuant to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

Section 23.  Compensation and Expenses of Trustee

         Bank shall pay all reasonable administrative fees and expenses including reasonable administrative fees and expenses of Trustee; provided that before any Change in Control any such expenditures may be reimbursed only if they have been approved by Bank in writing. If not so paid, such reasonable fees and expenses shall be paid from the Trust.

Section 24.  Resignation and Removal of Trustee

         (a) Trustee may resign at any time by written notice to Bank, which shall be effective 60 days after receipt of such notice, unless Bank and Trustee agree otherwise.

         (b) Trustee may be removed by Bank on 30 days' notice or upon shorter notice accepted by Trustee.

         (c) Following a Change in Control, as defined herein, Trustee may not be removed by Bank.



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         (d) If Trustee resigns at any time after a Change in Control has occurred, as defined herein, Bank shall apply to a court of competent jurisdiction for the appointment of a successor trustee or for instructions.

         (e) Upon resignation or removal of Trustee and appointment of a successor trustee, all assets shall subsequently be transferred to the successor trustee. The transfer shall be completed within 30 days after receipt of notice of resignation, removal or transfer, unless Bank extends the time limit.

         (f) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraph (a) or (b) of this Section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 25.  Appointment of Successor

         (a) If Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, Bank may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Bank or the successor Trustee to evidence the transfer.

         (b) If Trustee resigns or is removed pursuant to the provisions of
Section 10 hereof and selects a successor Trustee, Trustee may appoint any third party such as a bank trust department or other party that may be granted corporate trustee powers under state law. The appointment of a successor Trustee shall be effective when accepted in writing by the new Trustee. The new Trustee shall have all the rights and powers of the former Trustee, including ownership rights in Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer.

         (c) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and Bank shall indemnify and defend the successor Trustee from any claim or


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liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Section 26.  Amendment or Termination

         (a) This Trust Agreement may be amended by a written instrument executed by Trustee, Bank and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of any Plan or shall make the Trust revocable.

         (b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plans. Upon termination of the Trust, any assets remaining in the Trust shall be returned to Bank.

         (c) Upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plans, Bank may terminate this Trust prior to the time all benefit payments under the Plans have been made. All assets in the Trust at termination shall be returned to Bank or Company, as applicable.

         (d) Following a Change in Control, as defined herein, this Trust Agreement may not be amended.

Section 27.  Miscellaneous

         (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

         (b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

         (c) This Trust Agreement shall be governed by and construed in accordance with laws of the State of Illinois.



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         (d) For purposes of this Trust Agreement, a Change in Control shall be deemed to have occurred if: (i) any person becomes the beneficial owner of 25% or more of the total number of voting shares of Company; (ii) any person has received the approval of the Office of Thrift Supervision ("OTS") under Section 10 of the Home Owners' Loan Act, as amended, or regulations issued thereunder, to acquire control of Company; (iii) any person has received approval of the OTS under Section 7(j) of the Federal Deposit Insurance Act, as amended, or regulations issued thereunder, to acquire control of Company; (iv) any person has entered into a binding agreement to acquire (by means of stock purchase, cash tender or exchange offer, merger or other business combination) beneficial ownership of 25% or more of the total number of voting shares of Company, whether or not the requisite approval for such acquisition has been received under the Home Owners' Loan Act, as amended, the Federal Deposit Insurance Act, as amended, or the respective regulations issued thereunder, provided that a Change in Control will not be deemed to have occurred under this clause (iv) unless the Board of Directors of Company has made a determination that such action constitutes or will constitute a Change in Control; (v) any person becomes the beneficial owner of 10% or more, but less than 25%, of the total number of voting shares of Company, provided that the OTS has made a determination that such beneficial ownership constitutes a change of control of Company under the Home Owners' Loan Act, as amended, or the regulations promulgated thereunder; (vi) any person (other than persons named as proxies solicited on behalf of the Board of Directors of Company) holds irrevocable proxies for 25% or more of the total number of voting shares of Company, provided that a Change in Control will not be deemed to have occurred under this clause (vi) unless the Board of Directors of Company has made a determination that such action constitutes or will constitute a Change in Control; or (vii) as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets or contested proxy solicitation or election, or any combination of the foregoing transactions, the persons who were directors of Company before such transaction shall cease to constitute at least two-thirds of the Board of Directors of Company or any successor institution. For purposes of this Section, a "person" includes an individual, corporation, partnership, trust or group acting in concert. A person for these purposes shall be deemed to be a beneficial owner as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934.

         A Change in Control shall also be deemed to have occurred if Company's beneficial ownership of the total number of voting shares of Bank is reduced to less than 50%.



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Section 28.  Effective Date

         The effective date of this amended and restated Trust Agreement shall be December 31, 1998.

         IN WITNESS WHEREOF, Bank, Company and Trustee, by their duly authorized officers have signed this Trust Agreement on the day and year first above written.


                                              ST. PAUL FEDERAL BANK FOR SAVINGS


                                              By:
                                                 -------------------------------
                                              Its:
                                                  ------------------------------


                                              ST. PAUL BANCORP, INC.


                                              By:
                                                 -------------------------------
                                              Its:
                                                  ------------------------------


                                              TRUSTEES:



                                              ----------------------------------
                                              Alan J. Fredian


                                              ----------------------------------
                                              Jean C. Murray, O.P.


                                              ----------------------------------
                                              Joseph C. Scully


                                              ----------------------------------
                                              Patrick J. Agnew


                                              Dated:
                                                    ----------------------------




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